THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


       Subject to Completion, Pricing Supplement dated November 26, 2002

PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 21 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                     Dated            , 2002
                                                                 Rule 424(b)(3)


                                $
                                Morgan Stanley

                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                           MPS(SM) due March 30, 2009
                       Linked to the Nasdaq-100(R) Index

       Market Participation Securities with Minimum Return Protection(SM)
                                   ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $10 principal amount of MPS, the index-linked payment amount, which is equal to $10 multiplied by the product of the quarterly performance amounts of the Nasdaq-100(R) Index over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $11.32, which we refer to as the minimum payment amount. The minimum payment amount (113.2% of the issue price) represents a yield to maturity of 2% per annum on each $10 principal amount of MPS.

o    The principal amount and issue price of each MPS is $10.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $11.32.

o At maturity, you will receive for each MPS, the index-linked payment amount equal to $10 multiplied by the product of the quarterly performance amounts of the Nasdaq-100 Index for each of the 25 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $11.32, you will receive the minimum payment amount for each MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the Nasdaq-100 Index at the end of that quarterly valuation period divided by (ii) the closing value of the Nasdaq-100 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.10.

     o The maximum quarterly performance amount is equivalent to a return of the Nasdaq-100 Index of 10% in that quarter. As a result of the maximum quarterly performance amount, the maximum amount payable at maturity for each MPS is $108.35.

o Investing in the MPS is not equivalent to investing in the Nasdaq-100 Index or its component stocks.

o We will apply to list the MPS under the proposed symbol "MNDX" on the Nasdaq National Market.

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.

                            -----------------------
                               PRICE $10 PER MPS
                            -----------------------

                                Price to      Agent's       Proceeds to
                                 Public     Commissions       Company
                                --------    -----------     -----------
Per MPS....................        $             $               $
Total......................        $             $               $

If you purchase at least 100,000 MPS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be
$       per MPS (   % of the issue price). In that case, the Agent's commissions
will be $    per MPS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the Nasdaq-100 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the appreciation of the underlying Nasdaq-100 Index as measured by the index-linked payment amount.

     "Market Participation Securities with Minimum Return Protection" and "MPS" are our service marks. "Nasdaq(R)," "Nasdaq-100(R)" and "Nasdaq-100 Index(R)" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley.

Each MPS costs $10                  We, Morgan Stanley, are offering Market
                                    Participation Securities with Minimum
                                    Return Protection(SM) due March 30, 2009
                                    Linked to the Nasdaq-100 Index, which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $10.

Payment at maturity                 Unlike ordinary debt securities, the MPS do
linked to Nasdaq-100                not pay interest. Instead, at maturity, you
Index with minimum                  will receive for each $10 principal amount
return protection                   of MPS, $10 multiplied by the product of
                                    the quarterly performance amounts of the Nasdaq-100 Index over the term of the MPS, as described below. In no event, however, will the payment at maturity be less than $11.32, the minimum payment amount.

                                              113.2% Minimum Repayment

                                    The minimum payment amount of $11.32
                                    (113.2% of the issue price) represents a yield to maturity of 2% per annum on each $10 principal amount of MPS.

                                        Payment at Maturity Linked to the
                                                 Nasdaq-100 Index

                                    If the product of $10 multiplied by the
                                    product of the quarterly performance
                                    amounts of the Nasdaq-100 Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $11.32, you will receive the index-linked payment amount for each $10 principal amount of MPS.

How the payment at                  The payment at maturity of the MPS will be
maturity is determined              determined by the calculation agent for the
                                    MPS as follows:

                                    o  First, determine the quarterly
                                       performance amount for each quarterly
                                       valuation period, which may be no
                                       greater than the maximum quarterly
                                       performance amount of 1.10.

                                    o  Second, determine the index-linked
                                       payment amount by multiplying $10 by the product of the quarterly performance amounts.

                                    o Last, if the index-linked payment amount is less than $11.32 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index-linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                                    To determine the quarterly performance
                                    amount in any quarterly valuation period, the calculation agent will divide the level of the Nasdaq-100 Index on the last day of the quarterly valuation period by the level of the Nasdaq-100 Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed 1.10 (or, measured in percentage terms, a 10% increase in the Nasdaq-100 Index) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the Nasdaq-100 Index to the extent that increase exceeds 10%.

                                    Each quarterly valuation period will begin
                                    on a period valuation date and end on the
                                    immediately subsequent period valuation
                                    date, except that the first quarterly
                                    valuation period will begin on the day we
                                    offer the MPS for initial sale to the
                                    public. The Nasdaq-100 Index value for the
                                    first quarterly valuation date is     , the
                                    closing value of the Nasdaq-100 Index on the day we offer the MPS for initial sale to the public.

                                    The period valuation dates are the 30th
                                    of each March, June, September and
                                    December, beginning March 2003 through
                                    December 2008, and the final quarterly
                                    valuation date is March 26, 2009, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked                    Because your participation in quarterly
payment amount may be               increases in the value of the Nasdaq-100
less than the simple price          Index is limited by the maximum quarterly
return of the Nasdaq-100            performance amount of 1.10, or 10% per
Index                               quarter, the return on your investment in
                                    the MPS at maturity may be less than the return you would have received if you had invested $10 in the Nasdaq-100 Index for the entire term of the MPS, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10, or 10%, during the 25 quarterly valuation periods over the term of the MPS.

                                    Conversely, if the simple index price
                                    return over the term of the MPS is less
                                    than $11.32, the minimum payment amount of $11.32 per MPS will provide a higher return on your $10 investment than would an equal investment linked directly to the Nasdaq-100 Index.

                                    Please review the examples beginning on
                                    PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                                    You can review the historical values of the Nasdaq-100 Index for each calendar quarter in the period from January 1, 1997 through November 25, 2002 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the Nasdaq-100 Index as calculated for each calendar quarter in the period from February 4, 1985 through September 30, 2002 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the Nasdaq-100 Index is not reflected in the level of the Nasdaq-100 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the                We have appointed our affiliate, Morgan
calculation agent                   Stanley & Co. Incorporated, which we refer
                                    to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS
                                    & Co. will determine the index-linked
                                    payment amount and the quarterly
                                    performance amounts.

The MPS will be treated             The MPS will be treated as "contingent
as contingent payment               payment debt instruments" for U.S. federal
debt instruments for                income tax purposes, as described in the
U.S. federal income tax             section of this pricing supplement called
purposes                            "Description of MPS--United States Federal
                                    Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                    "Description of MPS--United States Federal
                                    Income Taxation" and the section called
                                    "United States Federal Taxation--Notes--
                                    Notes Linked to Commodity Prices, Single
                                    Securities, Baskets of Securities or
                                    Indices" in the accompanying prospectus
                                    supplement.

                                    You are urged to consult your own tax
                                    advisor regarding all aspects of the U.S.
                                    federal income tax consequences of
                                    investing in the MPS.

Where you can find                  The MPS are senior notes issued as part of
more information on                 our Series C medium-term note program. You
the MPS                             can find a general description of our
                                    Series C medium-term note program in the accompanying prospectus supplement dated
                                    June 11, 2002. We describe the basic
                                    features of this type of note in the
                                    sections of the prospectus supplement
                                    called "Description of Notes--Fixed Rate
                                    Notes" and "--Notes Linked to Commodity
                                    Prices, Single Securities, Baskets of
                                    Securities or Indices."

                                    Because this is a summary, it does not
                                    contain all the information that may be
                                    important to you. For a detailed
                                    description of the terms of the MPS, you should read the "Description of MPS"
                                    section in this pricing supplement. You
                                    should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us                     You may contact your local Morgan Stanley
                                    branch office or our principal executive offices at 1585 Broadway, New York, New
                                    York 10036 (telephone number (212) 761-
                                    4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The Index-linked Payment Amount is based on the closing value of the Nasdaq-100 Index on the Period Valuation Dates for each Quarterly Valuation Period. Because the value of the Nasdaq-100 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the Nasdaq-100 Index on the amount payable to you at maturity. However, the Nasdaq-100 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the Nasdaq-100 Index over the term of the MPS, which we refer to as the volatility of the Nasdaq-100 Index, may be significantly different than the volatility of the Nasdaq-100 Index implied by any of the examples.

     The Index-linked Payment Amount for each of the examples below is calculated using the following formula:

    Index-linked Payment  = $10 x (Product of the Quarterly Performance Amounts)
           Amount

           where,

                                       Nasdaq-100 Index value at end of
                                          Quarterly Valuation Period
    Quarterly Performance = lesser of --------------------------------- and 1.10
             Amount                    Nasdaq-100 Index value at start
                                        of Quarterly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the Index-linked Payment Amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four Quarterly Valuation Periods and an index with an initial value of 100.

     If the index closing value at the end of each Quarterly Valuation Period is 103.36, 103.07, 114.77 and 103.21, respectively, the Quarterly Performance Amount for each of the Quarterly Valuation Periods would be as follows:

                     Index Value             Index Value                                                Quarterly
                at start of Quarterly    at end of Quarterly                            Index          Performance
  Quarter         Valuation Period         Valuation Period                          Performance         Amount
------------    ---------------------    --------------------                      ---------------   ---------------
                                                                   103.36
1st Quarter            100.00                   103.36           -----------    =      1.03360           1.03360
                                                                   100.00

                                                                   103.07
2nd Quarter            103.36                   103.07           -----------    =      .99719            .99719
                                                                   103.36

3d Quarter             103.07                   114.77             114.77                                            (lesser of
                                                                 -----------    =      1.11351            1.10       1.11351 and
                                                                   103.07                                                1.10)

                                                                   103.21
4th Quarter            114.77                   103.21           -----------    =      .89928            .89928
                                                                   114.77

The Index-linked Payment Amount equals $10 times the product of the Quarterly Performance Amounts. Based on the Quarterly Performance Amounts in the above example, the Index-linked Payment Amount would be calculated as follows:

              $10 x (1.03360 x .99719 x 1.10 x .89928) = $10.19572

Because the Quarterly Performance Amount for the Quarterly Valuation Period ending in the third quarter was limited to 1.10, the return of the Index-linked Payment Amount as a percentage of the Issue Price is less than the simple return of the Index. The Index-linked Payment Amount of $10.19572 represents an increase of 1.9572% above the issue price of the MPS. This increase is less than the Simple Index Price Return of $10.321, which represents an increase of 3.2100% above a hypothetical $10 investment linked directly to the index, based only on the initial and final values of the index over the four Quarterly Valuation Periods.

                                           103.21
             Simple Index Price Return = ---------- x $10 = $10.321
                                           100.00

                                     * * *

The examples beginning on PS-8 are based on 25 Quarterly Valuation Periods and on the following hypothetical terms:

o    Issue Price per MPS: $10.00

o    Minimum Payment Amount: $11.32

o    Nasdaq-100 Index Value on the first Period Opening Date: 100.00

o Maximum Quarterly Performance Amount: 1.10 (equivalent to a quarterly return of the Nasdaq-100 Index of 10%).

     As you review the examples, please note that although the maximum Quarterly Performance Amount for any quarter is 1.10 (equivalent to a quarterly return of the Nasdaq-100 Index of 10%), in measuring the index performance for the subsequent quarter we will use the actual value of the Nasdaq-100 Index on the Period Opening Date for that subsequent quarter rather than the index value that would have resulted from an increase of 10% in the level of the Nasdaq-100 Index during the previous quarter. For example, in Example 2, the Nasdaq-100 Index increases from 107 to 119 for the period beginning June 30, 2003 and ending September 30, 2003, resulting in a Nasdaq-100 Index performance of
1.11215 (equivalent to an increase in the Nasdaq-100 Index of 11.215% in that quarter) and a Quarterly Performance Amount of 1.10. Consequently, in the subsequent quarter the Nasdaq-100 Index performance is measured using 119 as the starting value of the Nasdaq-100 Index for that subsequent quarter rather than 117.70, the index value that would have resulted from an increase of 10% in the level of the Nasdaq-100 Index during the previous quarter.

     Quarters which resulted in an increase in the level of the Nasdaq-100 Index of 10% or greater are indicated in bold typeface below.

------------------------------------------------------------------------------------------------------
                                          Example 1
                                          Hypothetical Ending   Nasdaq-100 Index     MPS Quarterly
   Period Start          Period End           Index Value         Performance      Performance Amount
December   , 2002        March 30, 2003           103               1.03000             1.03000
March 30, 2003            June 30, 2003           105               1.01942             1.01942
June 30, 2003        September 30, 2003           114               1.08571             1.08571
September 30, 2003    December 30, 2003           110               0.96491             0.96491
December 30, 2003        March 30, 2004           118               1.07273             1.07273
March 30, 2004            June 30, 2004           126               1.06780             1.06780
June 30, 2004        September 30, 2004           123               0.97619             0.97619
September 30, 2004    December 30, 2004           128               1.04065             1.04065
December 30, 2004        March 30, 2005           134               1.04688             1.04688
March 30, 2005            June 30, 2005           133               0.99254             0.99254
June 30, 2005        September 30, 2005           135               1.01504             1.01504
September 30, 2005    December 30, 2005           143               1.05926             1.05926
December 30, 2005        March 30, 2006           135               0.94406             0.94406
March 30, 2006            June 30, 2006           142               1.05185             1.05185
June 30, 2006        September 30, 2006           150               1.05634             1.05634
September 30, 2006    December 30, 2006           154               1.02667             1.02667
December 30, 2006        March 30, 2007           166               1.07792             1.07792
March 30, 2007            June 30, 2007           161               0.96988             0.96988
June 30, 2007        September 30, 2007           170               1.05590             1.05590
September 30, 2007    December 30, 2007           177               1.04118             1.04118
December 30, 2007        March 30, 2008           173               0.97740             0.97740
March 30, 2008            June 30, 2008           184               1.06358             1.06358
June 30, 2008        September 30, 2008           192               1.04348             1.04348
September 30, 2008    December 30, 2008           195               1.01563             1.01563
December 30, 2008        March 30, 2009           200               1.02564             1.02564
------------------------------------------------------------------------------------------------------
                                                      Simple Index Price Return:         $20.00
                                                MPS Index-linked Payment Amount:         $20.00
                                                         Minimum Payment Amount:         $11.32
                                                 MPS Maturity Redemption Amount:         $20.00
------------------------------------------------------------------------------------------------------

(Table -- continued)

------------------------------------------------------------------------------------------------------
                                          Example 2
                                          Hypothetical Ending   Nasdaq-100 Index     MPS Quarterly
   Period Start          Period End           Index Value         Performance      Performance Amount
December   , 2002        March 30, 2003           104               1.04000             1.04000
March 30, 2003            June 30, 2003           107               1.02885             1.02885
June 30, 2003        September 30, 2003           119               1.11215             1.10000
September 30, 2003    December 30, 2003           108               0.90756             0.90756
December 30, 2003        March 30, 2004           118               1.09259             1.09259
March 30, 2004            June 30, 2004           126               1.06780             1.06780
June 30, 2004        September 30, 2004           124               0.98413             0.98413
September 30, 2004    December 30, 2004           130               1.04839             1.04839
December 30, 2004        March 30, 2005           125               0.96154             0.96154
March 30, 2005            June 30, 2005           131               1.04800             1.04800
June 30, 2005        September 30, 2005           136               1.03817             1.03817
September 30, 2005    December 30, 2005           161               1.18382             1.10000
December 30, 2005        March 30, 2006           136               0.84472             0.84472
March 30, 2006            June 30, 2006           130               0.95588             0.95588
June 30, 2006        September 30, 2006           147               1.13077             1.10000
September 30, 2006    December 30, 2006           156               1.06122             1.06122
December 30, 2006        March 30, 2007           175               1.12179             1.10000
March 30, 2007            June 30, 2007           163               0.93143             0.93143
June 30, 2007        September 30, 2007           165               1.01227             1.01227
September 30, 2007    December 30, 2007           180               1.09091             1.09091
December 30, 2007        March 30, 2008           175               0.97222             0.97222
March 30, 2008            June 30, 2008           181               1.03429             1.03429
June 30, 2008        September 30, 2008           189               1.04420             1.04420
September 30, 2008    December 30, 2008           195               1.03175             1.03175
December 30, 2008        March 30, 2009           200               1.02564             1.02564
------------------------------------------------------------------------------------------------------
                                                      Simple Index Price Return:         $20.00
                                                MPS Index-linked Payment Amount:         $17.53
                                                         Minimum Payment Amount:         $11.32
                                                 MPS Maturity Redemption Amount:         $17.53
------------------------------------------------------------------------------------------------------

(Table -- continued)

------------------------------------------------------------------------------------------------------
                                          Example 3
                                          Hypothetical Ending   Nasdaq-100 Index     MPS Quarterly
   Period Start          Period End           Index Value         Performance      Performance Amount
December   , 2002        March 30, 2003           105               1.05000             1.05000
March 30, 2003            June 30, 2003           111               1.05714             1.05714
June 30, 2003        September 30, 2003           135               1.21622             1.10000
September 30, 2003    December 30, 2003           125               0.92593             0.92593
December 30, 2003        March 30, 2004           133               1.06400             1.06400
March 30, 2004            June 30, 2004           157               1.18045             1.10000
June 30, 2004        September 30, 2004           145               0.92357             0.92357
September 30, 2004    December 30, 2004           142               0.97931             0.97931
December 30, 2004        March 30, 2005           136               0.95775             0.95775
March 30, 2005            June 30, 2005           159               1.16912             1.10000
June 30, 2005        September 30, 2005           165               1.03774             1.03774
September 30, 2005    December 30, 2005           188               1.13939             1.10000
December 30, 2005        March 30, 2006           165               0.87766             0.87766
March 30, 2006            June 30, 2006           158               0.95758             0.95758
June 30, 2006        September 30, 2006           151               0.95570             0.95570
September 30, 2006    December 30, 2006           161               1.06623             1.06623
December 30, 2006        March 30, 2007           188               1.16770             1.10000
March 30, 2007            June 30, 2007           212               1.12766             1.10000
June 30, 2007        September 30, 2007           183               0.86321             0.86321
September 30, 2007    December 30, 2007           177               0.96721             0.96721
December 30, 2007        March 30, 2008           207               1.16949             1.10000
March 30, 2008            June 30, 2008           188               0.90821             0.90821
June 30, 2008        September 30, 2008           218               1.15957             1.10000
September 30, 2008    December 30, 2008           195               0.89450             0.89450
December 30, 2008        March 30, 2009           200               1.02564             1.02564
------------------------------------------------------------------------------------------------------
                                                      Simple Index Price Return:         $20.00
                                                MPS Index-linked Payment Amount:         $12.55
                                                         Minimum Payment Amount:         $11.32
                                                 MPS Maturity Redemption Amount:         $12.55
------------------------------------------------------------------------------------------------------

     In Examples 1, 2 and 3, the value of the Nasdaq-100 Index increases 100% over the term of the MPS and ends above the initial value of 100. However, each example produces a different Maturity Redemption Amount because the hypothetical performance of the Nasdaq-100 Index over the term of the MPS is different in each example.

o In Example 1, the Quarterly Performance Amount never exceeds the 10% maximum Quarterly Performance Amount of 1.10, and consequently, the Index-linked Payment Amount of $20.00 equals the Simple Index Price Return of $20.00. The amount payable at maturity is the Index-linked Payment Amount of $20.00, representing a 100% increase above the issue price.

o In Example 2, the value of the Nasdaq-100 Index increases more than 10% in the quarters ending September 30, 2003, December 30, 2005, September 30, 2006 and March 30, 2007, and the Quarterly Performance Amounts for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the Nasdaq-100 Index (see, for example, the quarter ending March 30, 2006) is not subject to a corresponding limit. Consequently, the Index-linked Payment Amount of $17.53 is less than the Simple Index Price Return of $20.00. Therefore, although the Nasdaq-100 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the Index-linked Payment Amount of $17.53, representing a 75.3% increase above the issue price.

o In Example 3, the value of the Nasdaq-100 Index increases more than 10% in the quarters ending September 30, 2003, June 30, 2004, June 30, 2005, December 30, 2005, March 30, 2007, June 30, 2007, March 30, 2008 and
     September 30, 2008, and the Quarterly Performance Amounts for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the Nasdaq-100 Index (see, for example, the quarters ending March 30, 2006, September 30, 2007 and December 30, 2008) is not subject to a corresponding limit. Consequently, the Index-linked Payment Amount of $12.55 is less than the Simple Index Price Return of $20.00. Therefore, although the Nasdaq-100 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the Index-linked Payment Amount of $12.55, representing a 25.5% increase above the issue price.

------------------------------------------------------------------------------------------------------
                                          Example 4
                                          Hypothetical Ending   Nasdaq-100 Index     MPS Quarterly
   Period Start          Period End           Index Value         Performance      Performance Amount
December   , 2002        March 30, 2003          105                1.05000             1.05000
March 30, 2003            June 30, 2003           98                0.93333             0.93333
June 30, 2003        September 30, 2003           93                0.94898             0.94898
September 30, 2003    December 30, 2003           96                1.03226             1.03226
December 30, 2003        March 30, 2004           90                0.93750             0.93750
March 30, 2004            June 30, 2004           87                0.96667             0.96667
June 30, 2004        September 30, 2004           88                1.01149             1.01149
September 30, 2004    December 30, 2004           90                1.02273             1.02273
December 30, 2004        March 30, 2005           87                0.96667             0.96667
March 30, 2005            June 30, 2005           80                0.91954             0.91954
June 30, 2005        September 30, 2005           81                1.01250             1.01250
September 30, 2005    December 30, 2005           77                0.95062             0.95062
December 30, 2005        March 30, 2006           78                1.01299             1.01299
March 30, 2006            June 30, 2006           75                0.96154             0.96154
June 30, 2006        September 30, 2006           82                1.09333             1.09333
September 30, 2006    December 30, 2006           80                0.97561             0.97561
December 30, 2006        March 30, 2007           82                1.02500             1.02500
March 30, 2007            June 30, 2007           90                1.09756             1.09756
June 30, 2007        September 30, 2007           87                0.96667             0.96667
September 30, 2007    December 30, 2007           85                0.97701             0.97701
December 30, 2007        March 30, 2008           81                0.95294             0.95294
March 30, 2008            June 30, 2008           80                0.98765             0.98765
June 30, 2008        September 30, 2008           78                0.97500             0.97500
September 30, 2008    December 30, 2008           78                1.00000             1.00000
December 30, 2008        March 30, 2009           85                1.08974             1.08974
------------------------------------------------------------------------------------------------------
                                                      Simple Index Price Return:         $8.50
                                                MPS Index-linked Payment Amount:         $8.50
                                                         Minimum Payment Amount:         $11.32
                                                 MPS Maturity Redemption Amount:         $11.32
------------------------------------------------------------------------------------------------------

(Table -- continued)

------------------------------------------------------------------------------------------------------
                                          Example 5
                                          Hypothetical Ending   Nasdaq-100 Index     MPS Quarterly
   Period Start          Period End           Index Value         Performance      Performance Amount
December   , 2002        March 30, 2003           102               1.02000             1.02000
March 30, 2003            June 30, 2003           110               1.07843             1.07843
June 30, 2003        September 30, 2003           113               1.02727             1.02727
September 30, 2003    December 30, 2003           132               1.16814             1.10000
December 30, 2003        March 30, 2004           141               1.06818             1.06818
March 30, 2004            June 30, 2004           145               1.02837             1.02837
June 30, 2004        September 30, 2004           164               1.13103             1.10000
September 30, 2004    December 30, 2004           163               0.99390             0.99390
December 30, 2004        March 30, 2005           152               0.93252             0.93252
March 30, 2005            June 30, 2005           183               1.20395             1.10000
June 30, 2005        September 30, 2005           192               1.04918             1.04918
September 30, 2005    December 30, 2005           205               1.06771             1.06771
December 30, 2005        March 30, 2006           191               0.93171             0.93171
March 30, 2006            June 30, 2006           219               1.14660             1.10000
June 30, 2006        September 30, 2006           223               1.01826             1.01826
September 30, 2006    December 30, 2006           217               0.97309             0.97309
December 30, 2006        March 30, 2007           214               0.98618             0.98618
March 30, 2007            June 30, 2007           197               0.92056             0.92056
June 30, 2007        September 30, 2007           173               0.87817             0.87817
September 30, 2007    December 30, 2007           183               1.05780             1.05780
December 30, 2007        March 30, 2008           155               0.84699             0.84699
March 30, 2008            June 30, 2008           171               1.10323             1.10000
June 30, 2008        September 30, 2008           171               1.00000             1.00000
September 30, 2008    December 30, 2008           148               0.86550             0.86550
December 30, 2008        March 30, 2009           122               0.82432             0.82432
------------------------------------------------------------------------------------------------------
                                                      Simple Index Price Return:         $12.20
                                                MPS Index-linked Payment Amount:         $9.76
                                                         Minimum Payment Amount:         $11.32
                                                 MPS Maturity Redemption Amount:         $11.32
------------------------------------------------------------------------------------------------------

     In Example 4, the value of the Nasdaq-100 Index decreases over the term of the MPS and ends below the initial value of 100. The Quarterly Performance Amounts never exceed the 10% maximum Quarterly Performance Amount, and consequently, the Index-linked Payment Amount of $8.50 equals the Simple Index Price Return of $8.50. Although the Nasdaq-100 Index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the Minimum Payment Amount of $11.32, representing a 13.2% increase above the issue price.

                                 *     *     *

     In Example 5, the value of the Nasdaq-100 Index increases over the term of the MPS and ends above the initial value of 100. The value of the Nasdaq-100 Index increases more than 10% in the quarters ending December 30, 2003, September 30, 2004, June 30, 2005, June 30, 2006 and June 30, 2008, and the
Quarterly Performance Amounts for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the Nasdaq-100 Index (see, for example, the quarters ending September 30, 2007, March 30, 2008, December 30, 2008 and March 30, 2009) is not subject to a corresponding limit. Consequently, the Index-linked Payment Amount of $9.76 is less than the Simple Index Price Return of $12.20. Therefore, although the Nasdaq-100 Index increases 22% over the term of the MPS, the amount payable at maturity of the MPS is the Minimum Payment Amount of $11.32, representing a 13.2% increase above the issue price.

                                  RISK FACTORS

     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the Nasdaq-100 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

MPS do not pay interest            The terms of the MPS differ from those of
like ordinary debt securities      ordinary debt securities in that we will not
                                   pay interest on the MPS.  Because the
                                   index-linked payment amount due at maturity may be no greater than the minimum payment amount of $11.32, representing an effective yield to maturity of 2% per annum on the issue price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

MPS may not                        There may be little or no secondary market
be actively traded                 for the MPS. Although we will apply to list
                                   the MPS on the Nasdaq National Market, which we refer to as the Nasdaq, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS            Several factors, many of which are beyond
influenced by many                 our control, will influence the value of the
unpredictable factors              MPS, including:

                                   o the value of the Nasdaq-100 Index at any time and on each of the specific period valuation dates

                                   o  the volatility (frequency and magnitude
                                      of changes in value) of the Nasdaq-100
                                      Index

                                   o  interest and yield rates in the market

                                   o  economic, financial, political and
                                      regulatory or judicial events that affect the securities underlying the Nasdaq-100 Index or stock markets generally and that may affect the value of the Nasdaq-100 Index on the specific period valuation dates

                                   o  the time remaining to the maturity of
                                      the MPS

                                   o  the dividend rate on the stocks
                                      underlying the Nasdaq-100 Index

                                   o  our creditworthiness

                                   Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $10, indicating that the magnitude of the decreases in the value of the Nasdaq-100 Index during previous quarterly valuation periods is greater than the increases in the value of the Nasdaq-100 Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the Nasdaq-100

                                   Index at the time of any such sale and
                                   the volatility of the Nasdaq-100 Index,
                                   will decrease over the term of the MPS.

                                   You cannot predict the future performance and volatility of the Nasdaq-100 Index based on its historical performance. We cannot guarantee that the quarterly performance of the Nasdaq-100 Index will result in a index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not        Because the index-linked payment amount
the equivalent to investing in     is based on compounded quarterly return
the Nasdaq-100 Index               of the on 25 Nasdaq-100 Index period
                                   valuation dates during the term the MPS
                                   and your participation in quarterly
                                   increases is limited to 10%, it is
                                   possible for the return on your
                                   investment in the MPS (the effective
                                   yield to maturity) to be substantially
                                   less than the return of the Nasdaq-100
                                   Index over the term of the MPS. As
                                   demonstrated by Example 5 under
                                   "Hypothetical Payouts on the MPS" above, an investment in the MPS may not result in a gain in excess of the minimum payment amount even if the Nasdaq-100
                                   Index has appreciated more than 13.2%
                                   over the term of the MPS. Additionally,
                                   because of the effect of the maximum
                                   quarterly performance amount as
                                   demonstrated by Examples 2 and 3 under
                                   "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a return at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amount exceeds 1.10 , or 10%, during the 25 quarterly valuation periods over the term of the MPS.

                                   The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the Nasdaq-100 Index during any quarterly valuation period to a maximum of 10%, while your exposure to any decline in the value of the Nasdaq-100 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the Nasdaq-100 Index during some quarterly valuation periods will be offset by declines in the value of the Nasdaq-100 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the Nasdaq-100 Index resulting from the 10% maximum quarterly performance amount, it is possible that increases in the value of the Nasdaq-100 Index that would otherwise offset declines in the value of the Nasdaq-100 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $11.32 even if the Nasdaq-100 Index increases more than 13.2% over the term of the MPS. In that case, you would receive the minimum payment amount, which represents a return on your investment that is less than the simple index price return on the Nasdaq-100 Index.

                                   You can review the historical values of the Nasdaq-100 Index for each calendar quarter in the period from January 1, 1997 through November 25, 2002 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the Nasdaq-100 Index as calculated for each calendar quarter in the period from February 4, 1985 through September 30, 2002 in Annex A to this pricing supplement.

Adjustments to the                 The Nasdaq Stock Market, Inc., or Nasdaq(R),
Nasdaq-100 Index could             is responsible for calculating and
adversely affect the               maintaining the Nasdaq-100 Index. Nasdaq can
value of the MPS                   add, delete or substitute the stocks
                                   underlying the Nasdaq-100 Index or make
                                   other methodological changes that could
                                   change the value of the Nasdaq-100 Index.
                                   Nasdaq may discontinue or suspend
                                   calculation or dissemination of the
                                   Nasdaq-100 Index. Any of these actions could adversely affect the value of the MPS.

You have no                        As an owner of MPS, you will not have voting
shareholder rights                 rights or rights to receive dividends or
                                   other distributions or any other rights with respect to the stocks that underlie the Nasdaq-100 Index.

Adverse economic interests         As calculation agent, our affiliate MS & Co.
of the calculation agent           will calculate the index-linked payment
and its affiliates may             amount and the quarterly performance
influence determinations           amounts. We expect that MS & Co. and other
                                   affiliates will carry out hedging activities related to the MPS (and possibly to other instruments linked to the Nasdaq-100 Index or its component stocks), including trading in the stocks underlying the Nasdaq-100
                                   Index as well as in other instruments
                                   related to the Nasdaq-100 Index. Any of
                                   these hedging activities could influence MS
                                   & Co.'s determinations as calculation agent.
                                   MS & Co. and some of our other subsidiaries also trade the stocks underlying the Nasdaq-100 Index and other financial instruments related to the Nasdaq-100 Index on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the Nasdaq-100 Index and, accordingly, could affect the payout to you on the MPS.

Tax treatment                      You should also consider the tax
                                   consequences of investing in the MPS. The
                                   MPS will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of MPS--United States Federal Income
                                   Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal Income
                                   Taxation" and the section called "United
                                   States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities,
                                   Baskets of Securities or Indices" in the accompanying prospectus supplement.

                                   You are urged to consult your own tax
                                   advisor regarding all aspects of the U.S.
                                   federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $10 principal amount of any of our MPS due March 30, 2009 Linked to the Nasdaq-100 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount...............    $

Original Issue Date
  (Settlement Date)............                 , 2002

Maturity Date..................    March 30, 2009, subject to extension in the
                                   event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                   If, due to a Market Disruption Event or
                                   otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed. See "--Period Valuation Dates" below.

Specified Currency.............    U.S. Dollars

CUSIP..........................    61744U181

Minimum Denominations..........    $10

Issue Price....................    $10 (100%)

Interest Rate..................    None

Maturity Redemption Amount.....    At maturity, you will receive for each MPS
                                   the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment
                                   Amount and (ii) the Minimum Payment Amount.

                                   We shall, or shall cause the Calculation
                                   Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity
                                   Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to the holders on the Maturity Date. See "Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation" below.

Minimum Payment Amount.........    $11.32

Index-linked Payment Amount....    The Index-linked Payment Amount is equal to
                                   (i) $10 times (ii) the product of the
                                   Quarterly Performance Amounts for each
                                   Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount...    With respect to any Quarterly Valuation
                                   Period, the Quarterly Performance Amount
                                   will be equal to the lesser of (i) 1.10 and
                                   (ii) a fraction, the numerator of which will
                                   be the Index Value on the Period Valuation
                                   Date at the end of such Quarterly Valuation
                                   Period and the denominator of which will be
                                   the Index Value on the Period Valuation Date
                                   at the beginning of such Quarterly Valuation
                                   Period, provided that for the first
                                   Quarterly Valuation Period, the denominator
                                   will be      , the Index Value on the day we
                                   offer the MPS for initial sale to the
                                   public.

Quarterly Valuation Periods....    Each period from and including a Period
                                   Valuation Date to and including the
                                   immediately subsequent Period Valuation
                                   Date; provided that the first Quarterly
                                   Valuation Period will begin on the day we offer the MPS for initial sale to the public. The first Quarterly Valuation Period will be longer than one calendar quarter.

Period Valuation Dates.........    The Period Valuation Dates will be (i) the
                                   30th of each March, June, September and
                                   December, beginning March 2003 to and
                                   including December 2008, and (ii) March 26,
                                   2009, in each such case subject to
                                   adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                   If any scheduled Period Valuation Date
                                   occurring from and including March 2003 to and including December 2008 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including March 2003 to and including December 2008 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then
                                   (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Nasdaq-100 Index on such fifth Trading Day in accordance with the formula for calculating the value of the Nasdaq-100 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the Nasdaq-100 Index.

                                   If March 26, 2009 (the final Period
                                   Valuation Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value....................    The Index Value on any Trading Day will
                                   equal the closing value of the Nasdaq-100
                                   Index or any Successor Index (as defined under "--Discontinuance of the Nasdaq-100
                                   Index; Alteration of Method of Calculation" below) at the regular official weekday close of the principal trading session of the Nasdaq on that Trading Day. In certain circumstances, the Index Value will be based on the alternate calculation of the Nasdaq-100 Index described under
                                   "--Discontinuance of the Nasdaq-100 Index;
                                   Alteration of Method of Calculation."

                                   In this "Description of MPS," references to the Nasdaq-100 Index will include any Successor Index, unless the context requires otherwise.

Trading Day....................    A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the NYSE, the AMEX, the Nasdaq
                                   National Market, the Chicago Mercantile
                                   Exchange and the Chicago Board of Options
                                   Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note..............    Book Entry

Senior Note or
Subordinated Note..............    Senior

Trustee........................    JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent..........................    Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Market Disruption Event........    "Market Disruption Event" means, with
                                   respect to the Nasdaq-100 Index, the
                                   occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Nasdaq-100 Index (or the relevant Successor Index) on the Relevant
                                   Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Nasdaq-100 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant
                                   Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Nasdaq-100 Index (or the relevant
                                   Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nasdaq-

                                   100 Index is materially suspended or
                                   materially limited at that time, then the relevant percentage contribution of that security to the level of the Nasdaq-100 Index shall be based on a comparison of (x) the portion of the level of the Nasdaq-100 Index attributable to that security relative to (y) the overall level of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                   (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in futures or options contracts on the Nasdaq-100 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nasdaq-100 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nasdaq-100 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange..............    "Relevant Exchange" means the primary U.S.
                                   organized exchange or market of trading for any security then included in the Nasdaq-100
                                   Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default.    In case an event of default with respect to
                                   the MPS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable for each MPS upon any acceleration of the MPS will be equal to the Maturity
                                   Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration. Therefore, the
                                   Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly Performance Amount for each remaining Quarterly Valuation Period would be equal to 1.

                                   If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent..............    MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the
                                   Index-linked Payment Amount and the
                                   Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Nasdaq-100 Index...........    We have derived all information contained in
                                   this pricing supplement regarding the
                                   Nasdaq-100 Index, including, without
                                   limitation, its make-up, method of
                                   calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq. The Nasdaq-100
                                   Index was developed by Nasdaq, is
                                   determined, comprised and calculated by
                                   Nasdaq and was first published in January
                                   1985. We make no representation or warranty as to the accuracy or completeness of such information.

                                   The Nasdaq-100 Index is a modified
                                   capitalization-weighted index of 100 of the largest non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index constitutes a broadly diversified segment of the largest securities listed on The Nasdaq Stock Market and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then-current Nasdaq-100 Index share weights of each of the Nasdaq-100 Index Component Securities, which are based on the total shares outstanding of each such Nasdaq-100 Index Component Security, multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor"), which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

                                   To be eligible for inclusion in the
                                   Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the other eligibility criteria, including the following: the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have average daily trading volume of at least 100,000 shares; the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion and average trading volume on The Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market within the next six months.

                                   The securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index share weights for such Nasdaq-100 Index Component Securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 Index Component Securities.

                                   Additionally, Nasdaq may periodically
                                   (ordinarily, several times per quarter)
                                   replace one or more component securities in the

                                   Nasdaq-100 Index due to mergers,
                                   acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq-100 Index.

                                   The Nasdaq-100 Index share weights are also subject, in certain cases, to a rebalancing (see "Rebalancing of the Nasdaq-100 Index for Modified Capitalization-Weighted
                                   Methodology" below).

                                   Ordinarily, whenever there is a change in the Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by such change.

                                   The table under "Historical Information" below shows the actual performance of the Nasdaq-100 Index for the period between January 1, 1997 and November 25, 2002. Stock prices fluctuated widely during this period. The results shown should not be considered as a representation of the income yield or capital gain or loss that may be generated by the Nasdaq-100 Index in the future.

                                   Annual Ranking Review

                                   The Nasdaq-100 Index Component Securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the "Annual Ranking Review," as described below. Securities listed on The Nasdaq Stock Market which meet the eligibility criteria described above are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 Index Component Security is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

                                   Rebalancing of the Nasdaq-100 Index for
                                   Modified Capitalization-Weighted Methodology

                                   Effective after the close of trading on
                                   December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index Component Securities from necessary weight rebalancings.

                                   Under the methodology employed, on a
                                   quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures described above, the Nasdaq-100 Index Component Securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

                                   Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index Component Security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 Index Component Securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100 Index.

                                   If either one or both of these weight
                                   distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index Component Security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index Security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index Component Securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

                                   The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index Component Security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

                                   In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

                                   Additional iterations will be performed
                                   until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

                                   Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

                                   Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

                                   In this pricing supplement, unless the
                                   context requires otherwise, references to the Nasdaq-100 Index will include any Successor Index and references to Nasdaq will include any successor to The Nasdaq Stock Market.

Discontinuance of the
  Nasdaq-100 Index;
  Alteration of Method
  of Calculation...............    If Nasdaq discontinues publication of the
                                   Nasdaq-100 Index and Nasdaq or another
                                   entity publishes a successor or substitute index that MS & Co., as the Calculation
                                   Agent, determines, in its sole discretion, to be comparable to the discontinued
                                   Nasdaq-100 Index

                                   (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to the holders of the MPS within three Trading Days of such selection.

                                   If Nasdaq discontinues publication of the Nasdaq-100 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the Nasdaq-100 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Nasdaq-100 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the MPS.

                                   If at any time the method of calculating the Nasdaq-100 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nasdaq-100 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nasdaq-100 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nasdaq-100 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the Nasdaq-100 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nasdaq-100 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.........    The following table sets forth the high and
                                   low Index Values, as well as end-of-quarter
                                   Index Values, of the Nasdaq-100 Index for each quarter in the period from January 1, 1997 through November 25, 2002. The Index
                                   Value on November 25, 2002 was 1127.18. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                   The historical values of the Nasdaq-100
                                   Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the Nasdaq-100 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the Nasdaq-100 Index will result in a Index-linked Payment Amount in excess of $11.32.

                                                             High       Low     Period End
                                                             ----       ---     ----------
                                   1997:
                                     First Quarter.......    925.52     797.06     797.06
                                     Second Quarter......    989.37     783.92     957.30
                                     Third Quarter.......   1145.07     953.44    1097.17
                                     Fourth Quarter......   1148.21     938.99     990.80
                                   1998:
                                     First Quarter.......   1220.66     956.19    1220.66
                                     Second Quarter......   1339.71    1163.98    1337.34
                                     Third Quarter.......   1465.89    1140.34    1345.48
                                     Fourth Quarter......   1836.01    1128.88    1836.01
                                   1999:
                                     First Quarter.......   2144.66    1854.39    2106.39
                                     Second Quarter......   2296.77    1967.84    2296.77
                                     Third Quarter.......   2545.41    2163.77    2407.90
                                     Fourth Quarter......   3707.83    2362.11    3707.83
                                   2000:
                                     First Quarter.......   4704.73    3340.81    4397.84
                                     Second Quarter .....   4291.53    3023.42    3763.79
                                     Third Quarter.......   4099.30    3477.31    3570.61
                                     Fourth Quarter......   3457.97    2210.32    2341.70
                                   2001:
                                     First Quarter.......   2730.05    1563.14    1573.25
                                     Second Quarter .....   2052.57    1370.75    1830.19
                                     Third Quarter.......   1827.07    1126.95    1126.95
                                     Fourth Quarter......   1720.91    1151.24    1577.05
                                   2002:
                                     First Quarter.......   1675.03    1348.25    1452.81
                                     Second Quarter .....   1478.52    1022.74    1051.41
                                     Third Quarter.......   1060.89     832.52     832.52
                                     Fourth Quarter
                                      (through November
                                      25, 2002)..........   1127.18     804.64    1127.18

                                   You should also review the historical
                                   quarterly performance of the Nasdaq-100
                                   Index for each calendar quarter in the
                                   period from February 4, 1985 through
                                   September 30, 2002 in Annex A to this
                                   pricing supplement.

Use of Proceeds and Hedging....    The net proceeds we receive from the sale of
                                   the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the Nasdaq-100 Index, in futures or options contracts or exchange traded funds on the Nasdaq-100 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the MPS. Purchase activity could potentially increase the value of the Nasdaq-100 Index, and therefore effectively increase the level of the Nasdaq-100 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the principal amount of the MPS. Although we have no reason to believe that our hedging activity will have a material impact on the value of the Nasdaq-100 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the Nasdaq-100 Index, futures or options contracts or exchange traded funds on the Nasdaq-100 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates.

Supplemental Information
Concerning of Distribution.....    Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of MPS set forth
                                   on the cover of this pricing supplement. The
                                   Agent proposes initially to offer the MPS
                                   directly to the public at the public
                                   offering price set forth on the cover page
                                   of this pricing supplement; provided that
                                   the price will be $         per MPS for
                                   purchasers of 100,000 or more MPS in any
                                   single transaction, subject to the holding
                                   period requirements described below. The
                                   Agent may allow a concession not in excess
                                   of     % of the principal amount of the MPS
                                   to other dealers. We expect to deliver the
                                   MPS against payment therefor in New York,
                                   New York on            , 2002. After the
                                   initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                   Where an investor purchases 100,000 or more
                                   MPS in a single transaction at the reduced
                                   price, approximately     % of the MPS
                                   purchased by the investor (the "Delivered
                                   MPS") will be delivered on the Settlement
                                   Date. The balance of approximately     % of
                                   the MPS (the "Escrowed MPS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered MPS have held all of the Delivered MPS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered MPS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed MPS will be forfeited by the investor and not delivered to it. The Escrowed MPS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per MPS for such investors to 100% of the principal amount of the MPS. Should investors who are subject to the holding period requirement sell their MPS once the holding period is no longer applicable, the market price of the MPS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                   In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

License Agreement between
The Nasdaq Stock Market, Inc.
and Morgan Stanley.............    Nasdaq and Morgan Stanley have entered into
                                   a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nasdaq-100 Index, which is owned and published by Nasdaq, in connection with securities, including the MPS.

                                   The license agreement between Nasdaq and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                   The MPS are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the MPS. The Corporations make no representation or warranty, express or implied, to the holders of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly, or the ability of the Nasdaq-100 Index to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the Nasdaq-100, Nasdaq-100 Index and Nasdaq trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index which is determined, composed and calculated by Nasdaq without regard to the Licensee or the MPS. Nasdaq has no obligation to take the needs of the Licensee or the owners of the MPS into consideration in determining, composing or calculating the Nasdaq-100 Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the MPS to be issued or in the determination or calculation of the equation by which the MPS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the MPS.

                                   THE CORPORATIONS DO NOT GUARANTEE THE
                                   ACCURACY AND/OR UNINTERRUPTED CALCULATION OF
                                   THE NASDAQ-100 INDEX OR ANY DATA INCLUDED
                                   THEREIN. THE CORPORATIONS MAKE NO WARRANTY,
                                   EXPRESS OR IMPLIED, AS TO RESULTS TO BE
                                   OBTAINED BY THE LICENSEE, OWNERS OF THE MPS,
                                   OR ANY OTHER PERSON OR ENTITY FROM THE USE
                                   OF THE NASDAQ-100 INDEX OR ANY DATA INCLUDED
                                   THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR
                                   IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM
                                   ALL WARRANTIES OF MERCHANTABILITY OR FITNESS
                                   FOR A PARTICULAR PURPOSE OR USE WITH RESPECT
                                   TO THE NASDAQ-100 INDEX OR ANY DATA INCLUDED
                                   THEREIN. WITHOUT LIMITING ANY OF THE
                                   FOREGOING, IN NO EVENT SHALL THE
                                   CORPORATIONS HAVE ANY LIABILITY FOR LOST
                                   PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE,
                                   INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF
                                   NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   "Nasdaq," "Nasdaq-100" and "Nasdaq-100
                                   Index" are trademarks of The Nasdaq Stock
                                   Market, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension
Plans and Insurance Companies..    Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                   ERISA and would be consistent with the
                                   documents and instruments governing the
                                   Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                   We have obtained from the Department of
                                   Labor an exemption from the prohibited
                                   transaction rules that will in most cases cover the purchase and holding of MPS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the MPS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any MPS, no more than 15% of the Plan's assets should be invested in MPS.

                                   The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the MPS have exclusive responsibility for ensuring that their purchase and holding of the MPS do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation.......................    The MPS will be treated as "contingent
                                   payment debt instruments" for U.S. federal
                                   income tax purposes. Under this treatment,
                                   U.S. taxable investors will, regardless of
                                   their method of accounting for U.S. federal
                                   income tax purposes, be required to accrue
                                   original issue discount ("OID") as interest
                                   income on the MPS on a constant yield basis
                                   at our "comparable yield" in each year that
                                   they hold the MPS, despite the fact that no
                                   stated interest will actually be paid on the
                                   MPS. As a result, U.S. taxable investors
                                   will be required to pay taxes annually on
                                   the comparable yield amounts (as outlined
                                   below) even though no cash is paid on the
                                   MPS from which to pay such taxes. The
                                   comparable yield for the MPS is the yield at
                                   which we would issue a fixed rate debt
                                   instrument with terms similar to those of
                                   the MPS and is determined at the time of the
                                   issuance of the MPS. In addition, any gain
                                   recognized by U.S. taxable investors on the
                                   sale or exchange, or at maturity, of the MPS
                                   will generally be treated as ordinary
                                   income. Investors should refer to the
                                   discussion under "United States Federal
                                   Taxation--Notes--Notes Linked to Commodity
                                   Prices, Single Securities, Baskets of
                                   Securities or Indices" in the accompanying
                                   prospectus supplement for a description of
                                   the U.S. federal income tax consequences of
                                   ownership and disposition of the MPS. In
                                   connection with the discussion thereunder,
                                   we have determined that the "comparable
                                   yield" is an annual rate of     % compounded
                                   annually. Based on our determination of the
                                   comparable yield, the "projected payment
                                   schedule" for a MPS (assuming an issue price
                                   of $10) consists of a projected amount equal
                                   to $       due at maturity.

                                   The following table states the amount of interest that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                           TOTAL
                                                                                         INTEREST
                                                                        INTEREST         DEEMED TO
                                                                       DEEMED TO       HAVE ACCRUED
                                                                         ACCRUE        FROM ORIGINAL
                                                                         DURING       ISSUE DATE (PER
                                                                        ACCRUAL       MPS) AS OF END
                                                                      PERIOD (PER       OF ACCRUAL
                                           ACCRUAL PERIOD                 MPS)            PERIOD
                                           --------------             ------------  ------------------
                                   Original Issue Date through
                                      December 31, 2002.............
                                   January 1, 2003 through
                                      December 31, 2003.............
                                   January 1, 2004 through
                                      December 31, 2004.............
                                   January 1, 2005 through
                                      December 31, 2005.............
                                   January 1, 2006 through
                                      December 31, 2006.............
                                   January 1, 2007 through
                                      December 31, 2007.............
                                   January 1, 2008 through
                                      December 31, 2008.............
                                   January 1, 2009 through
                                      March 30, 2009................

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                                                        Annex A
               Historical Nasdaq-100 Index Quarterly Performance
                       (February 1985 to September 2002)

The following table sets forth the index value for the Nasdaq-100 Index at the end of each calendar quarter from February 1985 through September 2002 and the index percent change over each quarter. The Nasdaq-100 Index value on February 4, 1985 was 126.22. You cannot predict the future performance of the Nasdaq-100 Index based on its historical performance, and no assurance can be given as to the level of the Nasdaq-100 Index on any period closing date or at the maturity of the MPS. The results produced by the Nasdaq-100 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the Nasdaq-100 Index of 10% or greater are indicated in bold typeface below.

-----------------------------------------------------------------------------------------------------------------------------------
    Quarter        Nasdaq-100    Percentage      Quarter       Nasdaq-100    Percentage      Quarter       Nasdaq-100    Percentage
    Ending         Index Value     Change        Ending        Index Value     Change        Ending        Index Value     Change

March 1985           117.36        -7.02%     March 1991         264.91         32.10%     March 1997          797.06      -2.96%
June 1985            122.14         4.07%     June 1991          254.19         -4.05%     June 1997            957.3      20.10%
September 1985       110.62        -9.43%     September 1991     287.54         13.12%     September 1997     1097.17      14.61%
December 1985        132.29        19.59%     December 1991      330.85         15.06%     December 1997        990.8      -9.69%
March 1986           148.86        12.53%     March 1992         323.05         -2.36%     March 1998         1220.66      23.20%
June 1986            162.62         9.24%     June 1992          301.23         -6.75%     June 1998          1337.34       9.56%
September 1986        137.5       -15.45%     September 1992     313.18          3.97%     September 1998     1345.48       0.61%
December 1986        141.41         2.84%     December 1992      360.18         15.01%     December 1998      1836.01      36.46%
March 1987           186.04        31.56%     March 1993         359.42         -0.21%     March 1999         2106.39      14.73%
June 1987            189.24         1.72%     June 1993          366.13          1.87%     June 1999          2296.77       9.04%
September 1987        205.5         8.59%     September 1993     382.71          4.53%     September 1999      2407.9       4.84%
December 1987        156.25       -23.97%     December 1993      398.28          4.07%     December 1999      3707.83      53.99%
March 1988           173.26        10.89%     March 1994         382.96         -3.85%     March 2000         4397.84      18.61%
June 1988            189.03         9.10%     June 1994           360.3         -5.92%     June 2000          3763.79     -14.42%
September 1988       179.37        -5.11%     September 1994     393.85          9.31%     September 2000     3570.61      -5.13%
December 1988        177.41        -1.09%     December 1994      404.27          2.65%     December 2000       2341.7     -34.42%
March 1989           185.87         4.77%     March 1995         447.15         10.61%     March 2001         1573.25     -32.82%
June 1989            204.58        10.07%     June 1995          538.03         20.32%     June 2001          1830.19      16.33%
September 1989       226.42        10.68%     September 1995     585.08          8.74%     September 2001     1168.37     -36.16%
December 1989        223.83        -1.14%     December 1995      576.23         -1.51%     December 2001      1577.05      34.98%
March 1990           213.15        -4.77%     March 1996         609.69          5.81%     March 2002         1452.81      -7.88%
June 1990            238.46        11.87%     June 1996          677.3          11.09%     June 2002          1051.41     -27.63%
September 1990       177.06       -25.75%     September 1996     737.58          8.90%     September 2002      832.52     -20.82%
December 1990        200.53        13.26%     December 1996      821.36         11.36%
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Total Periods                    71

                                                                                            Total Periods with a quarterly
                                                                                              increase greater than 10%      25
                                                                                          -----------------------------------------